UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Definitive Proxy Statement

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The Beachbody Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 Continental Blvd, Suite 400

El Segundo, California 90245

LETTER TO STOCKHOLDERS

March 31, 2022

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of The Beachbody Company, Inc. on Tuesday, May 10, 2022, at 11 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.proxydocs/BODY and following the Registration instructions. Upon entry of your control number and other required information, you will receive further instructions via email, that provides you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

/s/ Carl Daikeler

CARL DAIKELER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

THE BEACHBODY COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2022

When	Tuesday, May 10, 2022 at 11 a.m. PT		How to Vote in Advance
Where	Virtually at www.proxydocs.com/BODY	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Proposal 1	Election of seven nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com
Proposal 2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. The Board of Directors recommends a vote “FOR”.	By Phone	You can vote your shares by calling 866-750-0049
Proposal 3	Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote “ONE YEAR” for the frequency of future advisory votes on the compensation of our named executive officers.
Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:
Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on March 11, 2022. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2022
Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about March 31, 2022.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.proxydocs.com/BODY during the Annual Meeting.

THE BEACHBODY COMPANY, INC.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Carl Daikeler

CARL DAIKELER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

El Segundo, California

Dated: March 31, 2022

i

THE BEACHBODY COMPANY, INC.

400 Continental Blvd, Suite 400

El Segundo, California 90245

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Beachbody Company, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about March 31, 2022. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to The Beachbody Company, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2022 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2021. This proxy statement covers our 2021 fiscal year, which was from January 1, 2021 through December 31, 2021, or fiscal 2021. Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed by the Company with the U.S. Securities and Exchange Commission, or SEC, on March 1, 2022.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 10, 2022 at 11 a.m. PT	Place	Virtually at www.proxydocs.com/BODY
Record Date	March 11, 2022	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on March 11, 2022. Each share of Class A common stock is entitled to one vote. Each share of Class X common stock is entitled to ten votes.
Number of Shares Outstanding as of Record Date	169,240,971 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) and 141,250,310 shares of the Company’s Class X common stock, $0.0001 per share (the “Class X common stock” and, together with the Class A common stock, the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. Stockholders may submit questions by following the instructions available on the website for the

Annual Meeting. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Item	Proposals	Board Vote Recommendations	Page#

1	Election of seven directors.	✓ FOR each director nominee	5
2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2022.	✓ FOR	16
3	Advisory vote on the frequency of future advisory votes on executive compensation	✓ ONE YEAR	44

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Approval of Independent Accounting Firm	✓ OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority in voting power of the Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Class A common stock outstanding on the record date is entitled to one vote on each of the seven director nominees. Each share of our Class A common stock outstanding on the record date is entitled to one vote on each other matter. Each share of our Class X common stock outstanding on the record date is entitled to ten votes on each of the seven director nominees, and each share of our Class X common stock outstanding on the record date is entitled to ten votes on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposals 2 and 3, approval of each proposal requires the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against each of Proposals 2 and 3.

For Proposal 3, the advisory vote on the frequency of future advisory votes on executive compensation, if no frequency option receives the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter, the Board and Compensation Committee will consider the option that receives the most votes as the option selected by stockholders. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our named executive officers.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Broker non-votes, if any, and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes. Proposal 2 regarding ratification of the appointment of our independent auditors is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal 2. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of common stock with respect to Proposal 1 or Proposal 3, unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Broker non-votes, if any, will have no effect on each of Proposals 1, 2 and 3.

With regard to Proposal 3 (Say-on-Frequency Advisory Vote), the frequency of the advisory vote on future advisory votes on the compensation of our named executive officers receiving the greatest number of votes cast—one year, two years, or three years—will be deemed by us as the frequency that has been recommended by our stockholders. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our named executive officers.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.proxyvote.com and following the instructions or calling 1-866-648-8133. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Loss of Emerging Growth Company Status

Prior to January 1, 2022, we were an “emerging growth company” under applicable federal securities laws and therefore were permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we previously provided scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we were not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

As of January 1, 2022, we no longer qualified as an emerging growth company and, as a result, are required to conduct a say-on-frequency vote at this Annual Meeting.

PROPOSAL 1: ELECTION OF SEVEN DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

General

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with our Certificate of Incorporation. At this annual meeting, out stockholders will have an opportunity to vote for seven director nominees. Our Board of Directors has nominated Mmes. Conlin and Frank and Messrs. Daikeler, Heller, Mayer, Salter and Van de Bunt as directors with a term that would expire at the 2023 annual meeting of stockholders.

Mmes. Conlin and Frank and Messrs. Daikeler, Heller, Mayer, Salter and Van de Bunt currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the director nominees, Carl Daikeler, Mary Conlin, Kristin Frank, Michael Heller, Kevin Mayer, John Salter and Ben Van de Bunt. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Election of seven Directors	✓ OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

			Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	Nominating and Corporate Governance	Compensation
Carl Daikeler	58	1998	✓
Mary Conlin	57	2021	✓	✓		✓
Kristin Frank	56	2021	✓		✓	✓
Michael Heller	57	2012	✓		✓
Kevin Mayer	59	2021	✓	✓
John Salter	44	2018	✓		✓
Ben Van de Bunt	59	2019	✓	✓	✓	✓

Directors Nominees

The following table and biographical information sets forth certain information the director nominees. Such information is current as of April 1, 2022. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Carl Daikeler	58	Co-Founder, Chairman and Chief Executive Officer	1998
Mary Conlin	57	Director	2021
Kristin Frank	56	Director	2021
Michael Heller	57	Director	2012
Kevin Mayer	59	Director	2021
John Salter	44	Director	2018
Ben Van de Bunt	59	Director	2019

Carl D. Daikeler has served as our Chairman and CEO since he co-founded Beachbody in 1998. Prior to Beachbody, Mr. Daikeler worked at Guthy-Renker assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College. We believe Mr. Daikeler is qualified to serve as a member of our Board of Directors because of his extensive business and leadership experience and, in particular, his experience leading Beachbody.

Mary Conlin has served as a member of our Board since June 2021. From 2001-2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990-1996 and again from 1998-1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University 1986 and an M.B.A. from Harvard University 1990. We believe Ms. Conlin is qualified to serve on our Board of Directors due to her extensive leadership and marketing experience within the media industry.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank currently serves as Chief Executive Officer of AdPredictive, a customer intelligence platform that connects data and machine learning to business outcomes to help marketers deliver efficient and effective results and sustainable growth for companies. She also currently sits on the boards of Brightcove, Inc., a leading global provider of cloud services for video, and Gaia, Inc., a global video streaming service and community. Before joining AdPredictive, Ms. Frank spent more than 20 years at Viacom in various capacities as a member of its executive and regional teams, serving most recently as the COO of the $1B+ division overseeing revenue, strategy, and operations for MTV. In this role, she also led brand turnaround and reinvention, digital innovation and new market growth. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, in which she developed scaled digital, product, and content businesses for MTV, Comedy Central, VH1, CMT, LOGO, and MTV2. Additionally, she served as the Regional Vice President of Content Distribution and Marketing, the COO of LOGO, and the General Manager of MTV and VH1 Digital Media at Viacom. Ms. Frank obtained a B.B.A. degree in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board of Directors due to her extensive leadership, board governance, and marketing experience.

Kevin Mayer has served as a member of our Board since June 2021. From May 2020 to August 2020, Mr. Mayer served as Chief Executive Officer of TikTok Inc. and Chief Operating Officer of ByteDance Ltd., TikTok’s parent company. Prior to joining TikTok, Mr. Mayer oversaw the launch of Disney+ while serving as

Chairman of Direct-to-Consumer & International division at Disney, which he joined in 1993. Mr. Mayer departed Disney in 2000 but returned in 2005, eventually rising to the role of Chief Strategy Officer before accepting the position of Chairman of Direct-to-Consumer & International until his departure in May 2020. Prior to rejoining Disney in 2005, Mr. Mayer served as a partner and head at L.E.K. Consulting’s Global Media and Entertainment practice. Prior to L.E.K., he held leading positions at interactive and internet businesses, including Chairman and Chief Executive Officer of Clear Channel Interactive, where he managed all aspects of new media business, including content, sales, business and technology development, and distribution. Mr. Mayer is an investor in, and serves on the strategic advisory board of, Forest Road. Mr. Mayer received his B.S. degree in Mechanical Engineering from Massachusetts Institute of Technology, a M.Sc. degree in Electrical Engineering from San Diego State University and an M.B.A. degree from Harvard University. We believe Mr. Mayer is qualified to serve on our Board of Directors due to his extensive leadership and media industry experience.

Michael Heller has served as a member of our Board since November 2012. Mr. Heller is currently the Executive Chairman and Chief Executive Officer of the law firm Cozen O’Connor, an international law firm with approximately 800 attorneys. He is currently a member of the board of directors of FS Holdings, a sponsor of alternative investment funds with over $25 billion of assets under management, and Hanover Fire and Casualty Co., a property and casualty insurance carrier. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce and Philadelphia Alliance for Capital and Technologies. Mr. Heller obtained a B.A. with high honors from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board of Directors due to his extensive leadership and board governance experience.

John S. Salter has served as a member of our Board since December 2018. He is a co-founder and partner of The Raine Group LLC (“Raine”), an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Prior to co-founding Raine in May 2009, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked for Volpe, Brown, Whelan & Co., a boutique investment bank focused on technology and health care companies. In addition, he serves as a member of a number of boards of directors including DraftKings, a leading digital sports entertainment and gaming company. Huuuge Games, a video game developer on mobile devices and PCs; and Play Games 24x7, a leading Indian gaming company. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our Board of Directors due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. He is an entrepreneur and co-owner of Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Previously, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey, Solar City, Guthy-Renker, Inspire Energy, GivePower and St. John’s Hospital. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board of Directors due to his extensive venture capital, leadership, and board governance experience.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin and Frank and Messrs. Mayer, Salter and Van de Bunt are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Role of the Board in risk oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our human capital and executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Compensation Committee Risk Assessment

Upon evaluation, the compensation committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered that none of the compensation policies and practices at any business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other business units, or pays compensation expenses as a significant percentage of the business unit’s revenues.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.

Attendance at Meetings

During the year ended December 31, 2021, our Board of Directors met five times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2021. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Carl Daikeler*
Mary Conlin	✓	✓
Kristin Frank	✓		✓
Michael Heller			C
Kevin Mayer		✓
John Salter			✓
Ben Van de Bunt	C	C	✓

✓	Member
C	Chairperson
*	Chairman of the Board

Audit committee

Our audit committee consists of Mary Conlin, Kevin Mayer, and Ben Van de Bunt, with Mr. Van de Bunt serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Ms. Conlin and Messrs. Mayer and Van de Bunt each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Mr. Mayer qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee held three meetings in 2021.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;

•	assisting the Board of Directors in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation committee

Our compensation committee consists of Mary Conlin, Kristin Frank, and Ben Van de Bunt, with Mr. Van de Bunt serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Code. The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held four meetings in 2021.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Kristin Frank, Michael Heller, John Salter and Ben Van de Bunt, with Mr. Heller serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Our nominating and corporate governance committee held two meeting in 2021.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation committee interlocks and insider participation

None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Secretary of the Company, Blake Bilstad, The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our Bylaws.

Director Compensation

The information contained in “Executive Compensation—Director Compensation” is incorporated herein by reference.

Shareholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our shareholders.

We encourage you to visit the Governance area of the “Investors” section of our website (https://investors.thebeachbodycompany.com/governance/governance-documents) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Blake Bilstad, c/o The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Bilstad will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Bilstad to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM

The audit committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The audit committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the audit committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the audit committee. The audit committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the committee at its next scheduled meeting. All fees described below were pre-approved by the audit committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2022. The affirmative vote of a majority of the Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of EY.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain EY. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of EY will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Our audit committee has selected Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm to audit the consolidated financial statements of The Beachbody Company, Inc. for the fiscal year ending December 31, 2022. Ernst & Young has served as our auditor since 2011. A representative of Ernst & Young is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

The following table sets forth the aggregate fees billed by Ernst & Young to the Company and other entities related to the Business Combination for the fiscal years ended December 31, 2020 and December 31, 2021:

	2020	2021
Audit Fees(1)	$650,000	$3,930,000
Audit Related Fees(2)	—	744,000
Tax Fees	411,000	369,000
All Other Fees	—	—

Total	$1,061,000	$5,043,000

(1)

Audit Fees in 2021 consisted of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; the review of SEC Form S-4 in connection with the Business Combination; the review of SEC Forms S-1 and S-8; the review of comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Audit-related fees in 2021 primarily consisted of fees for due diligence services related to the Business Combination.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Ms. Conlin and Messrs. Mayer and Van de Bunt are each, in the judgment of the Board of Directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the investor relations section of our website.

The audit committee oversees our financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications, and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with Ernst & Young LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Ben Van de Bunt (Chair)

Mary Conlin

Kevin Mayer

Members of the Audit Committee

This report of the audit committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 15, 2022, other than Carl Daikeler (whose biographical information is shown under “Proposal 1: Election of Seven Directors” on page 5). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Carl Daikeler	58	Co-Founder, Chairman and Chief Executive Officer
Jonathan Congdon	59	Co-Founder and Vice Chairman
Sue Collyns	55	President and Chief Financial Officer
Blake Bilstad	52	Chief Legal Officer and Corporate Secretary
Robert Gifford	64	President and Chief Operating Officer
Michael Neimand	57	President, Beachbody
Kathy Vrabeck	58	Chief Strategy Officer

Jonathan Congdon co-founded Beachbody in 1998. Since 2021, he has served as our Vice Chairman and previously served as our Chief Executive Officer, Openfit and our President and Chief Marketing Officer. Prior to Beachbody, Mr. Congdon worked at Guthy-Renker helping create and run the Select Network business with Carl Daikeler, which is how the two co-founders originally met. He serves on the St. John’s Health Center Foundation’s Board of Trustees and is a founding Board Member of the Careyes Foundation, which addresses youth education and community issues in the Costa Allegre region in Jalisco, Mexico. Mr. Congdon obtained a B.A. in Political Science from the University of California, Los Angeles.

Sue Collyns has served as our President and Chief Financial Officer since 2019 and served as Chief Financial Officer since joining the Company in 2014. Prior to joining Beachbody, LLC, from 2012 through 2014, she served as the Chief Financial Officer of Dun and Bradstreet, Credibility Corp., a privately held technology-based subscription company offering web solutions for businesses seeking to strengthen their credit score and business reputation. Ms. Collyns has also served in various executive roles, including Chief Operating Officer, Chief Financial Officer and Company Secretary, for California Pizza Kitchen, Inc., a casual dining restaurant chain, from 2001 through 2011. Ms. Collyns currently serves on the board of directors of Dine Brands Global, Inc. (NYSE: DIN), which owns, operates and franchises Applebee’s and IHOP restaurants, and is a member of the audit committee. Ms. Collyns also served on the board of directors for Potbelly Corporation, Waitr Holdings, Inc. and Zoes Kitchen, Inc., where she served in various roles, including audit committee chair and compensation committee chair, and was a member of its nominating and governance committees. Ms. Collyns obtained a B.A. in Economics from Macquarie University in Sydney, Australia and is a Certified Public Accountant.

Blake Bilstad has served as our Chief Legal Officer and Corporate Secretary since 2021. Prior to Beachbody, from 2018 through 2021, Mr. Bilstad was the Chief Legal Officer and Corporate Secretary of dosist, an award-winning health and wellness company, and currently still serves on dosist’s board of directors. From 2015 to 2018, Mr. Bilstad served as Senior Vice President General Counsel and Secretary at sports entertainment pioneer, WWE (NYSE: WWE) and was WWE’s acting Senior Vice President—Human Resources from 2015 to 2016. From 2004 to 2015, Mr. Bilstad was General Counsel and Secretary at e-commerce conglomerate Provide Commerce (previously Nasdaq: PRVD), which was publicly-held until its acquisition in 2006 by Liberty Media Corporation. From 1999 to 2004, Mr. Bilstad worked with MP3.com, Inc., a publicly-held digital media company acquired in 2001 by Vivendi Universal S.A., a global entertainment and telecommunications conglomerate, where he helped form VUNet USA and served as the group’s Senior Vice President of Legal Affairs and Secretary. Mr. Bilstad held previous legal positions at Cooley Godward LLP, the U.S. Department of Justice—Antitrust Division, the Harvard Negotiation Project and two other major law firms. Mr. Bilstad earned his Juris Doctor cum laude from Harvard Law School and his Bachelor of Arts degree in History magna cum laude from Duke University.

Robert Gifford has served as our President and Chief Operating Officer since March 2017 and will retire from Beachbody on April 15, 2022, as previously announced. He oversees the company’s operational infrastructure, driving company efficiency, improving customer satisfaction and enabling long-term growth strategies. Prior to Beachbody, he served as the Head of Operations and Quality for the Ultrasound Division at Siemens Healthineers, a medical technology company, from 2016 through 2017. Mr. Gifford also served as a Corporate Officer, Senior Executive Vice President and President of Supply Chain Solutions, at Ingram Micro Inc., a privately held distribution company providing solutions to the technology and logistics industries, from 2010 through 2015. Mr. Gifford currently serves as a member of the board of directors of Logistyx Technologies, LLC, a transportation software company, and Benchmark Electronics, Inc. (NYSE: BHE), a public contract manufacturer company serving the defense, aerospace, medical and technology industries, where he chairs the Compensation Committee. Mr. Gifford has also served on the board of directors and in advisory roles for multiple non-profit organizations, including Second Harvest of Orange County, Second Harvest Heartland of Minnesota and The Nature Conservancy Minnesota, South Dakota and North Dakota Chapters. Mr. Gifford currently serves on the board of The Nature Conservancy of Nevada. Mr. Gifford obtained a B.S. from San Jose State University and an M.B.A. from Texas A&M University.

Kathy Vrabeck has served as our Chief Strategy Officer since April 2021. Prior to Beachbody, from October 2015 to April 2021 Ms. Vrabeck served as a Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, including President, Legendary Digital at Legendary Entertainment from March 2009 to March 2011 where she was responsible for the creation, management and delivery of digital entertainment, with a focus on video games. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games, where she served as President, EA Casual Entertainment. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing. Ms. Vrabeck serves as Chair of the board of directors of MediaAlpha, Inc. (NYSE:MAX), a public company specializing in end customer acquisition for insurance carriers, as a member of the board of directors of United Talent Agency Acquisition Corporation (NASDAQ: UTAA), and as a member of the Stone Brewing Company board of directors. Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2021, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2021 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2021 are:

•	Carl Daikeler, Co-Founder, Chairman and Chief Executive Officer;

•	Sue Collyns, President and Chief Financial Officer;

•	Robert Gifford, President and Chief Operating Officer;

•	Michael Neimand, President, Beachbody; and

•	Kathy Vrabeck, Chief Strategy Officer.

On March 10, 2022, Mr. Gifford notified the Company of his decision to resign as an officer of the Company, effective April 15, 2022. Following his resignation, Mr. Gifford will remain with the Company in an advisory capacity through July 1, 2022.

Executive Summary

2021 Highlights.

On June 25, 2021, the business combination closed and we transitioned into becoming a new public company. Following the business combination, we engaged ClearBridge Compensation Group as our independent compensation consultant to help structure a competitive executive compensation program from a public company perspective, position executive compensation by relevant market data, and make individual compensation decisions factoring in comparable positions at companies with which we compete for talent. We intend to implement these decisions as part of our 2022 executive compensation program.

As a general matter, our executive compensation program consists of annual base salary, target annual cash incentive opportunities and equity-based long-term incentives. This Compensation Discussion and Analysis provides a description of each of these elements for fiscal year ending 2021. We will continue to evaluate, develop and evolve our executive compensation program as we progress as a newly public company.

2021 Compensation Highlights.

Consistent with our compensation philosophy, key compensation decisions for 2021 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. In 2021, we increased the base salary and target bonus opportunity for Ms. Collyns, effective June 25, 2021, in connection with her entry to a new employment agreement with us, as described further below. The 2021 base salaries and target bonuses for our each of our other NEOs was not changed from fiscal year 2020, except with respect to Mr. Daikeler whose base salary was voluntarily reduced to $1, effective November 15, 2021.

•

Annual Cash Incentives. For 2021, our compensation committee (the “Compensation Committee”) selected Company financial performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term financial goals. However, in light of our 2021 performance, the Compensation Committee determined to pay out 2021 annual bonuses at 0% of target for each of our NEOs.

•	Equity-Based Long Term Incentives. A portion of our NEOs’ target direct compensation consists of equity-based compensation in the form of stock options to purchase shares of our Class A common stock

(each, an “option”) and/or restricted stock units covering shares of our Class A common stock (“RSUs”). Each NEO received an award of options 2021 in connection with the business combination or, for Ms. Vrabeck, upon hire, and one NEO (Ms. Vrabeck) also received an award of RSUs. We believe that options effectively align the interests of our executives with those of our stockholders by requiring an increase in stockholder value in order for our NEOs to realize any value. RSUs have historically been granted on a case-by-case basis upon hire and/or promotion. As we continue to evolve as a public company, we will continue to assess the use of equity vehicles as it relates to our business strategy and compensation philosophy.

Compensation Governance and Best Practices.

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at-risk compensation.	X Do not guarantee annual salary or target bonus increases.
✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X Do not grant uncapped cash incentives or guaranteed equity compensation.
✓ Weight the overall pay mix towards incentive compensation for senior executives.	X Do not provide significant or excessive perquisites.
✓ Engage an independent compensation consultant to advise our Compensation Committee.	X Do not maintain any defined benefit pension plans or supplemental executive retirement plans.
✓ Evaluate benchmarked compensation data in compensation decision making process.
✓ Link our short-term annual bonus program to pre-established financial performance objectives.

Stockholder Advisory Vote on Executive Compensation

We expect to ask our stockholders to vote, at our 2023 annual meeting of stockholders, in a non-binding, advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Vote”). Our Compensation Committee will review the result of this Say-on-Pay Vote, and, depending on the outcome, will implement any necessary changes to our executive compensation program as a result of the vote. We are not required to hold a Say-on-Pay Vote in 2022; however, at our 2022 annual meeting of stockholders, we expect to ask our stockholders to vote in a non-binding, advisory vote regarding the frequency of our Say-on-Pay Votes.

Executive Compensation Objectives and Philosophy

The key objective of our executive compensation program is to motivate and reward our executives to drive the Company’s short- and long-term financial and strategic business performance in order to maximize long-term stockholder value. Specifically, our executive compensation philosophy is to have a compensation program that:

•	Motivates and incentivizes executives to achieve the Company’s financial and strategic business objectives through the use of variable/at-risk compensation plans;

•	Aligns actual/earned compensation levels with the Company’s achievement of its key business objectives and creation of long-term shareholder value;

•	Attracts and retains key executive-level talent to lead and execute on business strategy; and

•	Offers total compensation opportunities to executives that, while competitive, are internally consistent and fair.

Our compensation philosophy is supported by the pay strategy, which is based on two primary guiding principles: (1) provide a mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment, and (2) set competitive pay levels to effectively attract and retain key talent. While external market data will be used as a reference point in setting pay levels, executives are not targeted to a certain market percentile positioning; instead, executives may be compensated above or below the market median based on several internal and external factors including their respective role and responsibilities, contribution to the organization, individual performance and potential, experience in the role, internal equity, Company performance, and external market data, as described further below under “—Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and we expect that the Compensation Committee will annually review and determine the compensation to be provided to our NEOs, including with respect to our Chief Executive Officer.

Consistent with our compensation philosophy, in setting executive compensation, the Compensation Committee will consider a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and our People team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations.

Role of Compensation Consultant

In January 2021, prior to the consummation of the business combination, Compensia, a compensation advisory firm, provided the Company with an analysis of compensation data derived from comparable industry sectors. For 2021, the Compensation Committee used this analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Following our business combination, in order to design a competitive, public company executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee retained ClearBridge Compensation Group as an independent compensation consultant (the “Compensation Consultant”). The Compensation Consultant provides executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program.

We are in the process of developing a peer group with our Compensation Consultant and we will refer to this peer group in structuring our executive compensation program for fiscal year 2022. We expect to select the peer group companies based on a combination of relevant factors, including company size (as measured by revenue), market capitalization, and industry, with a focus on fitness/lifestyle companies, health and wellness companies, and other related technology-focused and/or media and entertainment companies. This peer group will be used for 2022 compensation program decisions, and the Compensation Committee expects to review the relevance of the peer group on an annual basis and determine if any future modifications are necessary at that time.

Elements of Compensation

Overview

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives in a competitive market, recognizes individual roles and level of responsibilities, and provides stable income;

•

Annual Performance-Based Incentive Compensation. Annual performance bonuses promote and reinforce short-term financial performance objectives and reward executives for their contributions toward achieving those objectives; and

•

Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of options and RSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan. We have also entered into employment agreements with certain of our NEOs, which include severance benefits, among other things. Such arrangements aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control.

Each of these elements of compensation for 2021 is described further below.

Base Salary

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of newly hired executives at the time of hire.

The base salaries for each of our named executive officers in 2021 was not increased or changed from fiscal year 2020, except with respect to Mr. Daikeler and Ms. Collyns. Our NEOs’ annual base salaries as of December 31, 2021 are as follows:

Named Executive Officer	2021 Annualized Base Salary (as of 12-31-2021)
Carl Daikeler(1)	$1.00
Sue Collyns(2)	$600,000
Robert Gifford	$550,000
Michael Neimand	$550,000
Kathy Vrabeck(3)	$525,000

(1)	Effective November 15, 2021, at Mr. Daikeler’s request, Mr. Daikeler’s annual base salary was decreased from $850,000 to $1.00 per year.
(2)

Effective June 25, 2021, Ms. Collyns’ annual base salary was increased by 9% from $550,000 to $600,000 in connection with her entry to a new employment agreement with us in connection with our business combination.

(3)

Reflects Ms. Vrabeck’s annual base salary following her commencement of employment with our Company in April 2021. Her actual base salary was pro-rated for the portion of the 2021 fiscal year during which she was employed.

The actual 2021 base salaries paid to our NEOs are set forth in the column entitled “Salary” in the “Summary Compensation Table” below.

Cash Incentive Compensation

Annual Bonus Program

We consider annual cash incentive bonuses to be an important component of our total compensation program by providing incentives necessary to motivate our executive officers to achieve our key short-term business objectives. The Company currently maintains an annual bonus program in which certain eligible employees, including our named executive officers, participate. Under the program, each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named NEO’s base salary.

The NEOs’ target bonus opportunities under our 2021 annual bonus program were as follows:

Named Executive Officer	Target Percentage
Carl Daikeler	100%
Sue Collyns(1)	75%
Robert Gifford	66.7%
Michael Neimand	66.7%
Kathy Vrabeck(2)	67%

(1)	Effective June 25, 2021, Ms. Collyns’ annual target bonus opportunity was increased from 66.7% to 75% in connection with her entry to a new employment agreement with us in 2021.
(2)	Reflects Ms. Vrabeck’s annual target bonus opportunity following the commencement of her employment with our Company in April 2021.

The target bonus opportunities were determined by our Compensation Committee by considering each NEO’s role and responsibilities at our Company. Other than with respect to Ms. Collyns, the target bonus opportunities for each of our named executive officers in 2021 was not increased or changed from fiscal year 2020.

Under the 2021 program, the cash incentive bonuses are earned based upon the achievement of pre-determined Company performance goals for 2021, including goals related to the achievement of GAAP Revenue and Pre-Bonus EBITDA (each as defined below) targets. The weighting and target levels of performance with respect to each performance goal under our 2021 annual bonus program are set forth in the following table:

Performance Goal	Weighting (as a % of Target Bonus Opportunity)	Target Level of Performance
GAAP Revenue	75%	$1.01 billion
Pre-Bonus EBITDA(1)	25%	$62 million

(1)

Pre-Bonus EBITDA generally is calculated as net income (loss) adjusted for performance bonuses, impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, net realizable value adjustment, transaction costs, restructuring gain, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

Under the 2021 bonus program, participants were eligible to receive a percentage of the participant’s target bonus opportunity, ranging from 0% to 150%, based on the level at which each of the performance goals was achieved, as set forth in the following table:

Performance Level	GAAP Revenue Performance		Pre-Bonus EBITDA Performance		% Target Bonus Payout
Below Threshold	<$	997 million	<$	31 million	0%
Tier I (Threshold)		$997 million		$31 million	50%
Tier II		$1.046 billion		$46 million	75%
Tier III (Target)		$1.101 billion		$62 million	100%
Tier IV		$1.211 billion		$96 million	125%
Tier V (Maximum)		$1.321 billion		$130 million	150%

The actual results that we achieved with respect to each performance goal under our 2021 annual bonus program are set forth in the following table:

Performance Goal	2021 Actual Achievement	Resulting Actual Payout (as a % of Target)
GAAP Revenue	$873.6 million	0%
Pre-Bonus EBITDA	$(86.1) million	0%

Accordingly, none of our named executive officers received payment of their respect bonuses under the 2021 annual bonus program.

Other Cash Compensation

The NEOs were each awarded service-based anniversary bonuses in 2021, based on length of service with the Company in an amount equal to $100 for each year of service. The actual anniversary bonuses awarded to each NEO in 2021 are set forth below in the Summary Compensation Table in the column entitled “Bonuses.”

In connection with the closing of the business combination, the Board approved a one-time cash transaction bonus to certain of its employees, including Ms. Collyns, to reward such employees for their service to the Company and incent such employees to continue in their service to the Company through and following the closing date. Ms. Collyns’ transaction bonus was $300,000 and was paid in 2021.

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders.

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company/stock price performance and pay, and to promote retention.

In 2021, prior to the closing of the business combination, we maintained the Amended and Restated 2020 Equity Compensation Plan, which was terminated in connection with the closing (the “2020 Plan”). Under the 2020 Plan, we offered awards of options to eligible service providers, including certain of our NEOs. In connection with the completion of the business combination and the adoption of the 2021 Incentive Award Plan (the “2021 Plan”), no further awards will be granted under the 2020 Plan. However, any outstanding awards granted under the 2020 Plan will remain outstanding, subject to the terms of the 2020 Plan and applicable award agreement.

In 2021, we made the following grants of options and RSUs to our NEOs under the 2021 Plan:

Named Executive Officer	Number of Shares Underlying Stock Options	Number of RSUs
Carl Daikeler	1,007,902	—
Sue Collyns	335,967	—
Robert Gifford	335,967	—
Michael Neimand	335,967	—
Kathy Vrabeck	231,535	149,934

Each award was granted under our 2021 Plan and vests and (as applicable) becomes exercisable with respect to 25% of the shares underlying the award on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

The 2021 equity awards described above were made either upon hire (in the case of Ms. Vrabeck) or in conjunction with the closing of the business combination (in the case of all other NEOs). Prior to the closing of our business combination, we historically did not grant equity awards to our executives on an annual basis, and the 2021 awards were granted in order to ensure the interests of our NEOs were sufficiently aligned with our public company shareholders post-closing and to incentive stockholder value creation.

As the Compensation Committee contemplates equity compensation in 2022 and beyond, the Compensation Committee will continue to assess the specific design, vehicles and features of the equity compensation plan relative to our key business and compensation objectives at such time, as well as our evolution as a public company.

Employee Benefits and Perquisites

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements; in 2021, each of our NEOs participated in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2021, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest based on years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health and Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.

Other Perquisites

We also provide certain other perquisites to our NEOs, including a car allowance and reimbursement for mobile phone expenses. We may also make tax gross-up payments to cover the personal income taxes that may be imposed on Ms. Vrabeck in connection with the severance payments for continued healthcare coverage payable to Ms. Vrabeck upon certain qualifying terminations of her employment, as summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In the future, we may provide other or additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Board or Compensation Committee.

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Severance and Change in Control Arrangements

We have entered into offer letters or employment agreements with certain of our named executive officers, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below. We believe that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits under such arrangements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2021, are set forth in the section titled, “—Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Insider Trading Compliance Policy. Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers and Board members, from hedging the risk associated with ownership of shares of our Common Stock and other securities, as well as from pledging any of our securities as collateral for a loan.

Section 409A. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We currently do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. Following the closing of the business combination, we follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the compensation committee recommended that the Board include the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted by THE COMPENSATION COMMITTEE,

Ben Van de Bunt (Chair)

Mary Conlin

Kristin Frank

This report of the compensation committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table contains information about the compensation earned by each of our NEOs during the fiscal years ended December 31, 2021 and, for Messrs. Daikeler and Gifford, December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Daikeler	2021	751,923	2,300	—	5,006,083	—	90,200	5,850,506
Co-Founder, Chairman and Chief Executive Officer	2020	850,000	2,200	—	—	850,000	99,124	1,801,324
Sue Collyns	2021	575,193	300,700	—	1,668,693	—	32,153	2,576,739
President and Chief Financial Officer
Robert Gifford	2021	550,000	400	—	1,668,693	—	30,270	2,249,363
President and Chief Operating Officer	2020	550,000	300	—	219,329	321,594	24,327	1,115,550
Michael Neimand	2021	550,000	1,500	—	1,668,693	—	21,293	2,241,486
President, Beachbody
Kathy Vrabeck(5)	2021	353,366	—	1,149,994	1,149,996	—	15,469	2,668,825
Chief Strategy Officer

(1)

Amounts reflect (i) a one-time project-based bonus to Ms. Collyns ($300,000) and (ii) payment of a service-based anniversary bonus for each NEO. We provide a description of these bonuses above under the section titled, “Cash Incentive Compensation—Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of option and RSU awards granted during fiscal 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to our NEOs in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

Amounts reported include actual annual bonuses earned by our named executive officers with respect to the applicable year under our annual bonus program. We provide additional information regarding the annual bonuses in the section above titled “—Cash Incentive Compensation—Annual Bonus Program.”

(4)	For 2021, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions	Car Allowance	Mobile Phone Allowance & Benefits	Work from Home Allowance	Life and AD&D Insurance	Company- Paid Health & Welfare Benefits
Carl Daikeler	8,700	12,000	2,400	600	57,218	9,282
Sue Collyns	8,700	12,000	2,400	600	104	8,349
Robert Gifford	8,700	12,000	2,400	600	104	6,466
Michael Neimand	8,700	—	—	600	104	11,889
Kathy Vrabeck	8,500	—	1,600	400	64	4,905

(5)	Amounts reported reflect Ms. Vrabeck’s partial year of employment, following her commencement of employment with our Company in April 2021.

Grants of Plan-Based Awards in Fiscal 2021

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2021 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal 2021.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Carl Daikeler	(3)	7-2-2021	—	—	—	—	1,007,902	9.94	5,006,083
		—	375,962	751,923	1,127,885	—	—	—	—
Sue Collyns	(3)	7-2-2021	—	—	—	—	335,967	9.94	1,668,693
		—	204,253	408,505	612,758	—	—	—	—
Robert Gifford	(3)	7-2-2021	—	—	—	—	335,967	9.94	1,668,693
		—	183,425	366,850	550,275	—	—	—	—
Michael Neimand	(3)	7-2-2021	—	—	—	—	335,967	9.94	1,668,693
		—	183,425	366,850	550,275	—	—	—	—
Kathy Vrabeck	(3)	7-2-2021	—	—	—	—	231,535	9.94	1,149,996
	(4)	8-27-2021	—	—	—	149,934	—	—	1,149,994
		—	118,378	236,755	355,133	—	—	—	—

(1)

Amounts reflect potential payouts under our 2021 annual bonus program at threshold, target and maximum (i.e., “Tier I,” “Tier III” and “Tier V,” respectively) amounts based on 2021 base salaries. Please see the description of the annual bonus program under the section above titled, “Cash Incentive Compensation—Annual Bonus Program”.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during 2021 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

Represents the number of options granted to the named individual during fiscal year 2021 under our 2021 Plan. Each option will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(4)

Represents an award of RSUs granted to the named individual during fiscal year 2021 under the 2021 Plan; our Board approved the grant of this award on July 2, 2021. This RSU award will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Employment Agreements

We have entered into offers of employment letters or employment agreements with certain of our named executive officers, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.

Sue Collyns

Offer Letter. On June 25, 2014, we entered into an offer letter with Sue Collyns to serve as Chief Financial Officer. Effective as of June 25, 2021, we entered into a new employment agreement with Ms. Collyns, which superseded and replaced the offer letter. The employment agreement is described further below.

Under the offer letter, Ms. Collyns’ employment was at-will and continued until terminated at any time by either party. Pursuant to the offer letter, Ms. Collyns was entitled to receive an annual base salary of $550,000 per year. In addition, Ms. Collyns (and her eligible dependents) were eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which was paid by the Company.

Under the offer letter, Ms. Collyns was also eligible to (i) receive a monthly $1,000 car allowance; and (ii) earn annual cash bonuses under our bonus program, based on the achievement of individual and/or Company performance goals. Ms. Collyns’ target bonus and maximum bonus opportunities were 40% and 60%, respectively, of her annual base salary; in 2021, prior to the entry into Ms. Collyns’ employment agreement, the executive’s target bonus opportunity was equal to 66.7% of her annual base salary.

In connection with entering into her offer letter, Ms. Collyns was awarded an option covering shares of our Class A common stock; the option has vested in full in accordance with its terms.

In connection with the offer letter, Ms. Collyns also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Employment Agreement. In connection with the closing of the business combination, the Company entered into an employment agreement with Ms. Collyns, which provides for Ms. Collyns’ continued employment with the Company as the Company’s President and Chief Financial Officer.

Under the employment agreement, Ms. Collyns reports to the Company’s Chief Executive Officer. Ms. Collyns’ employment under the employment agreement is at-will and will continue until terminated at any time by any party in accordance with the terms of the employment agreement.

In addition, the employment agreement provides for: (i) an annual base salary of $600,000, payable in accordance with the Company’s normal payroll practices and which may be increased (but not decreased) in the sole discretion of the Board; and (ii) effective as of the closing of the business combination, a target annual bonus opportunity equal to 75% of Ms. Collyns’ annual base salary, based on the achievement of individual and/or Company performance goals as determined by the Board in its sole discretion. Any such annual bonus earned by Ms. Collyns shall be payable to her on the date annual bonuses are paid to other senior executives of the Company (but in no event later than March 15th of the year following the year in which such bonus was earned), subject to Ms. Collyns’ continued employment through the applicable payment date. Under the employment agreement, Ms. Collyns (and her spouse and/or eligible dependents) are eligible to participate in the customary health, welfare and fringe benefit plans maintained by the Company for the benefit of its senior executives.

The severance benefits and payments payable to Ms. Collyns upon certain qualifying terminations of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

Robert Gifford

On January 13, 2017, we entered into an offer letter with Robert Gifford to serve as President and Chief Operating Officer, which we amended on January 20, 2017. Mr. Gifford’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Gifford is entitled to receive an annual base salary of $550,000 per year. In addition, Mr. Gifford is eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Mr. Gifford is also eligible to (i) receive an annual $12,000 car allowance, which is paid monthly; and (ii) earn annual cash bonuses under our bonus program, based on the achievement of individual and/or Company performance goals. Under the offer letter, Mr. Gifford’s target bonus and maximum bonus opportunities are 50% and 75%, respectively, of his annual base salary. Effective as of June 29, 2020, Mr. Gifford’s target bonus and maximum bonus opportunities increased to 66.7% and 100%, respectively, of his annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Gifford’s continued employment through the applicable payment date.

In connection with entering into his offer letter, Mr. Gifford was awarded an option covering shares of our Class A Common Stock; the option has vested in full in accordance with its terms.

In connection with his offer letter, Mr. Gifford also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Michael Neimand

On August 30, 2006, we entered into an offer letter with Michael Neimand. Mr. Neimand’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Neimand is entitled to receive an annual base salary of $180,000 per year; the actual base salary earned by Mr. Neimand for services during the last completed fiscal year is set forth above in the Summary Compensation Table. In addition, Mr. Neimand (and his eligible dependents) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Under the offer letter, Mr. Neimand is also eligible to earn (i) a discretionary bonus of up 20% of his year-end base salary, and (ii) a cash bonus of up to $30,000 per calendar quarter, subject to Mr. Neimand’s continued employment through the end of the applicable quarter. Mr. Neimand’s target bonus opportunity for the last completed fiscal year is set forth and described above under the section titled, “Cash Incentive Compensation—Annual Bonus Program”.

The severance benefits and payments payable to Mr. Neimand upon a qualifying termination of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Neimand also entered into the Company’s standard form of confidentiality agreement.

Kathy Vrabeck

On March 27, 2021, we entered into an offer letter with Kathy Vrabeck to serve as our Chief Strategy Officer. Ms. Vrabeck’s employment under the offer letter, which began on April 26, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Ms. Vrabeck is entitled to receive an annual base salary of $525,000 per year. In addition, Ms. Vrabeck (and her beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Ms. Vrabeck is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 67% of her base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Ms. Vrabeck’s continued employment through the applicable payment date; Ms. Vrabeck’s 2021 bonus (if any) will be pro-rated in connection with the executive’s partial year of employment.

In connection with entering into the offer letter, Ms. Vrabeck was awarded options and/or RSUs having an aggregate grant-date fair value of approximately $2,300,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of April 26, 2021, subject to continued employment.

The severance benefits and payments payable to Ms. Vrabeck upon certain qualifying terminations of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Ms. Vrabeck also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Class A common stock underlying outstanding equity incentive plan awards for our named executive officers as of December 31, 2021.

Name		Grant Date	Vesting Commencement Date	Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler	(2)	7/2/2021	7/2/2021	—	1,007,902	$9.94	7/1/2031	—	—
Sue Collyns	(2)	7/2/2021	7/2/2021	—	335,967	$9.94	7/1/2031	—	—
	(3)	5/6/2019	12/14/2018	201,581	134,386	$2.47	5/5/2029	—	—
	(4)	9/8/2014	9/8/2014	2,916,197	—	$1.72	9/7/2024	—	—
Robert Gifford	(2)	7/2/2021	7/2/2021	—	335,967	$9.94	7/1/2031	—	—
	(5)	6/16/2020	6/16/2020	41,996	125,987	$2.52	6/15/2030	—	—
	(3)	3/6/2017	3/6/2017	1,343,870	335,967	$2.26	3/5/2027	—	—
Michael Neimand	(2)	7/2/2021	7/2/2021	—	335,967	$9.94	7/1/2031	—	—
	(3)	5/6/2019	12/14/2018	100,791	67,192	$2.47	5/5/2029	—	—
	(4)	8/1/2017	8/1/2017	335,967	—	$2.26	7/31/2027	—	—
	(4)	3/28/2016	3/28/2016	223,979	—	$3.10	3/27/26	—	—
	(4)	9/30/2014	9/30/2014	437,429	—	$1.72	9/29/2024	—	—
	(4)	10/28/2013	10/1/2013	583,239	—	$1.72	10/27/2023	—	—
	(4)	10/28/2013	4/1/2012	158,932	—	$1.58	10/27/2023	—	—
Kathy Vrabeck	(2)	7/2/2021	4/26/2021	—	231,535	$9.94	7/1/2031	—	—
	(6)	8/27/2021	4/26/2021	—	—	—	—	149,934	355,344

(1)	Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Class A common stock on December 31, 2021, which was $2.37.
(2)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(3)

Each of these option awards was granted under our 2020 Plan and will vest and become exercisable as to 20% of the shares subject thereto on each of the first five anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(4)	Each of these option awards was vested in full as of December 31, 2021.
(5)

This option award was granted under our 2020 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(6)

This RSU award was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

Option Exercises and Stock Vested in Fiscal 2021

During the year ended December 31, 2021, none of our NEOs exercised any portion of their respective options and no portion of their RSU awards vested.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

The Company has entered into offer letters or employment agreements with certain of its named executive officers, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below.

Sue Collyns

Under Ms. Collyns’ offer letter with us, the cash severance benefits and payments payable to Ms. Collyns upon certain qualifying terminations of her employment expired in 2016. Under the offer letter, upon a termination of Ms. Collyns’ employment by the Company without “cause” or by Ms. Collyns for “good reason” within 12 months following a “change of control”, or within six months following an “equity purchase” (each such term as defined in the offer letter), any equity awards then-held by the executive was eligible to accelerate and vest in full.

As noted above, Ms. Collyns’ offer letter was superseded and replaced by her employment agreement, which we entered into with her effective as of June 25, 2021.

Under the employment agreement with Ms. Collyns, if Ms. Collyns’ employment is terminated by the Company without “cause” or by Ms. Collyns for “good reason” (each, as defined in the employment agreement), then she will be entitled to receive the following severance payments and benefits:

•

an amount equal to one times Ms. Collyns’ annual base salary as in effect at the time of termination, payable in substantially equal installments over the 12-month period following the termination date;

•

a lump sum cash payment equal to Ms. Collyns’ target annual bonus for the year of termination (prorated based on the number of days Ms. Collyns was employed by the Company during such year), payable on the date on which annual bonuses are paid to the Company’s senior executives generally (the “Prorated Target Bonus”);

•	continued healthcare coverage for 12 months after the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting equity award then-held by Ms. Collyns or, if the termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), full accelerated vesting of all outstanding and unvested time-vesting equity awards then-held by Ms. Collyns.

In addition to the severance payments and benefits described above, if Ms. Collyns’ employment is terminated due to her death or “disability” (as defined in the employment agreement), then Ms. Collyns will be entitled to receive (A) the Prorated Target Bonus and (B) an additional 12 months of vesting for each outstanding and unvested time-vesting equity award then-held by Ms. Collyns.

The severance payments and benefits described above are subject to Ms. Collyns’ (i) timely execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with customary confidentiality and non-disclosure restrictions, assignment of inventions covenants and service provider non-solicitation restrictions effective during employment and for the 12 months thereafter. Further, the employment agreement includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Ms. Collyns.

Robert Gifford

Mr. Gifford’s offer letter with us does not currently provide for any severance benefits or payments upon qualifying terminations of employment, including in connection with a “change in control” of the Company.

Michael Neimand

Under Mr. Neimand’s offer letter, upon a termination of Mr. Neimand’s employment by the Company without cause, he is entitled to a cash severance payment equal to 90 days of his then-current base salary, paid in accordance with the Company’s regular payroll practices.

Kathy Vrabeck

Under Ms. Vrabeck’s offer letter, if Ms. Vrabeck’s employment is terminated by the Company without “cause” or by Ms. Vrabeck for “good reason” (each, as defined in the offer letter), then she will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (0.5x) (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times (1x)) her annual base salary as in effect at the time of termination, payable in substantially equal installments over the six-month (or, as applicable, 12-month) period following the termination date; and

•

A lump sum payment in an amount equal to (i) six times (6x) (or, if such termination occurs on or within 12 months following a change in control, 12 times (12x)) the estimated monthly cost to continue healthcare coverage under COBRA, at the same levels as in effect on the termination date, plus (ii) to the extent any taxes are imposed on the foregoing COBRA payment, an additional amount sufficient to cover any such taxes.

The severance payments and benefits described above are subject to Ms. Vrabeck’s timely execution and non-revocation of a general release of claims in favor of the Company.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2021. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by our NEO during their employment that are available to all salaried employees.

Name	Benefit	Termination Without Cause or for Good Reason (no Change in Control) ($)(1)	Termination due to Death or Disability ($)	Change in Control (no Termination) ($)(2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Carl Daikeler	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Continued Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Sue Collyns	Cash	1,050,000	450,000	—	1,050,000
	Equity Acceleration(3)	—	—	—	—
	Continued Healthcare	26,358	—	—	26,358
	Total(4)	1,076,358	450,000	—	1,076,358
Robert Gifford	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Continued Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Michael Neimand	Cash	135,616	—	—	135,616
	Equity Acceleration(3)	—	—	—	—
	Continued Healthcare	—	—	—	—
	Total(4)	135,616	—	—	135,616
Kathy Vrabeck	Cash	262,500	—	—	525,000
	Equity Acceleration(3)	—	—	—	—
	Continued Healthcare	24,629	—	—	49,258
	Total(4)	287,129	—	—	574,258

(1)

For each of Mses. Collyns and Vrabeck, amounts reflect the payments that would have been made to the executive under their respective offer letters or employment agreements (as applicable) on a termination of employment by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable employment agreement). For Mr. Neimand, amounts reflect the payments that would have been made to the executive under his offer letter on a termination of employment by the Company without cause.

(2)	With respect to option and RSU awards, amounts assume the awards are assumed or substituted in connection with the change in control.
(3)

With respect to option and RSU awards, amounts were calculated by (i) multiplying the number of accelerated shares of Class A common stock underlying the awards by $2.37, the closing trading price of our Class A common stock on December 31, 2021 and (ii) for the option awards, subtracting the exercise price. With respect to options with an exercise price greater than $2.37 (the closing trading price of our Class A common stock on December 31, 2021), no value has been included in the table above.

(4)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2021. For Ms. Collyns, amounts of any reduction pursuant to a 280G best pay provision, if any, would be calculated upon actual termination of employment.

2021 DIRECTOR COMPENSATION

Director Compensation Program

In 2021, prior to the effectiveness of the Director Compensation Program (as defined below), none of our non-employee directors received compensation from the Company for their services on our Board.

Effective as of June 25, 2021 (the “Effective Date”), our Board adopted a non-employee director compensation program (the “Director Compensation Program”). The Director Compensation Program provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

•	Annual Retainer: $45,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $7,500

•	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board after the Effective Date automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting (or, if no annual meeting has then-occurred, the Effective Date).

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2022) shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•	Award Terms:

The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A common stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

In addition, in connection with the closing of the business combination we granted each Eligible Director an award of RSUs under the 2021 Plan with an aggregate value of $200,000. These RSU awards will vest in full at the 2022 annual meeting of stockholders, subject to continued service.

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2021.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Mary Conlin	31,247	199,995	231,242
Kristin Frank(3)	5,938	116,712	122,650
Michael Heller	29,440	199,995	229,435
Kevin Mayer	28,407	199,995	228,402
John Salter	35,122	199,995	235,117
Ben Van de Bunt	37,703	199,995	237,698

(1)

Carl Daikeler, our Chief Executive Officer, did not receive any compensation for his services as a member of our Board in 2021; the compensation paid to Mr. Daikeler for the services he provided to our Company during 2021 is reflected in the section entitled, “Executive Compensation Tables—Summary Compensation Table.”

(2)

Amounts reflect the full grant-date fair value of RSU awards granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Ms. Frank joined our Board in November 2021. Accordingly, amounts shown for Ms. Frank reflect her partial year of service.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding RSU awards held as of December 31, 2021, by each non-employee director.

Name	Option Awards Outstanding at 2021 Fiscal Year End (#)	RSU Awards Outstanding at 2021 Fiscal Year End (#)
Mary Conlin	—	26,075
Kristin Frank	—	42,287
Michael Heller	—	26,075
Kevin Mayer	—	26,075
John Salter	—	26,075
Ben Van de Bunt	167,983	26,075

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of as of December 31, 2021, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	42,326,720	$3.86	23,373,097
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Totals	42,326,720	3.86	23,373,097

(1)

Includes shares subject to outstanding awards granted under our 2021 Plan and 2020 Plan as of December 31, 2021, of which 41,753,042 shares are subject to outstanding options and 573,678 shares are subject to outstanding RSUs.

(2)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)	Includes 20,328,838 shares available for future issuance under our 2021 Plan and 3,044,259 shares available for future issuance under our ESPP.

The number of shares available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 5% of the total number of shares of Class A common stock and Class X common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 1% of the aggregate number of shares of Class A common stock and Class X common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of March 11, 2022 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our Common Stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 11, 2022 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 169,240,971 shares of Class A common stock outstanding as of March 11, 2022. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(3)	Number of Shares of Class A Common Stock Beneficially Owned(1)	Percentage of Class	Number of Shares of Class X Common Stock Beneficially Owned	Percentage of Class	Combined Voting Power(2)
Named Executive Officers And Directors:
Carl Daikeler(4)	133,649,614	44.1%	133,649,614	94.6%	84.5%
Jonathan Congdon	17,376,629	10.3%	—	—	1.1%
Sue Collyns(5)	3,117,778	1.8%	—	—	—
Michael Neimand(6)	1,840,337	1.1%	—	—	—
Robert Gifford(7)	1,721,833	1.0%	—	—	—
Kathy Vrabeck(8)	95,368	*	—	—	—
Blake Bilstad	—	—	—	—	—
John Salter(9)	26,075	*	—	—	—
Michael Heller(10)	3,942,967	2.3%	—	—	*
Ben Van de Bunt(11)	160,462	*	—	—	—
Mary Conlin(12)	26,075	*	—	—	—
Kristin Frank(13)	42,287	*	—	—	—

Kevin Mayer(14)	1,338,575	*	—	—	*

All Executives Officers and Directors as a Group (13 persons)	163,338,000	52.7%	133,649,614	94.6%	85.9%

Five Percent Stockholders:
Raine Entities(15)	37,469,446	22.1%	—	—	2.4%

*	Means less than 1%.
(1)

Based on 169,240,971 shares of Class A common stock outstanding as of March 11, 2022, plus for each person, the stock options and RSUs held by that person that are currently vested or will vest within 60 days of March 11, 2002, and for Mr. Daikeler, the shares of Class X common stock held by him. These rights to acquire Class A common stock are deemed to be outstanding shares of Class A common stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.

(2)

Based on 169,240,971 shares of Class A common stock and 141,250,310 shares of Class X common stock outstanding as of March 11, 2022, and the shares of Class A common stock and Class X common stock held by such person (or group) on March 11, 2022 exclusive of any stock options or RSUs outstanding on March 11, 2022.

(3)	Unless otherwise noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 4th Floor, El Segundo, CA 90245.

(4)	Represents shares of Class X common stock that are convertible into shares of Class A common stock on a one-for-one basis.
(5)	Represents 3,117,778 shares of Class A common stock subject to options that are currently vested or will vest within 60 days following March 11, 2022.
(6)	Represents 1,840,337 shares of Class A common stock subject to options that are currently vested or will vest within 60 days following March 11, 2022.
(7)	Represents 1,721,833 shares of Class A common stock subject to options that are currently vested or will vest within 60 days following March 11, 2022.
(8)

Represents 57,884 shares of Class A common stock subject to options and 37,484 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.

(9)	Represents 26,075 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.
(10)	Represents 3,916,892 shares of Class A common stock and 26,075 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.
(11)

Represents 134,387 shares of Class A common stock subject to options and 26,075 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.

(12)	Represents 26,075 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.
(13)	Represents 42,287 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.
(14)	Represents 1,312,500 shares of Class A common stock and 26,075 shares of Class A common stock subject to RSUs that are currently vested or will vest within 60 days following March 11, 2022.
(15)

Based on a Schedule 13D filed with the SEC on July 6, 2021 by RPIII Rainsanity LP, a Delaware limited partnership (“Rainsanity LP”), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (“Rainsanity 1”), Raine Capital LLC, a Delaware limited liability company (“Raine Capital”), and The Raine Group LLC, a Delaware limited liability company (“The Raine Group”), among others. Rainsanity LP holds 33,553,362 shares and Rainsanity 1 holds 3,916,084 shares. Raine Capital is an SEC-registered investment advisor and has the authority to manage Rainsanity LP and Rainsanity 1, and The Raine Group is the parent company of Raine Capital. Each of The Raine Group, Raine Capital and intermediary entities has reported shared voting and dispositive power over these shares and have expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each is 65 East 55th Street, 24th Floor, New York, NY 10022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2021, were satisfied, except that due to administrative errors the following executive officers and directors filed one Form 4 one day late, reporting the exempt acquisition of securities in the Business Combination (with the number of transactions set forth on the late Form 4 indicated in parenthesis): Ben Van de Bunt (one), Sue Collyns (two), Jonathan Congdon (one), Carl Daikeler (one), Robert Gifford (two), Jonathan Gelfand (six), Michael Heller (one), and Michael Neimand (six). In addition, Zachary Tarica, a 10% stockholder, filed one Form 4 late reporting three transactions involving the securities acquired in the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2021, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” section and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $0.5 million during the year ended December 31, 2021. The Company’s accounts payable related to the firm was $0.1 million as of March 31, 2021.

Payments to Raine

In connection with the Business Combination, the Company paid Raine an advisory fee of $10 million. John Salter, a member of the Board of Directors, is a Managing Director of Raine.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding Common Stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR “ONE YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NEOs:

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder advisory vote (the “Say-on-Pay Vote”) to approve the compensation of our named executive officers. It is expected that the first Say-on-Pay Vote will occur at the 2023 annual meeting of stockholders. By voting on this proposal, stockholders may indicate whether they would prefer that the Company provide for the Say-on-Pay Vote at future annual meetings every one year, every two years or every three years. Stockholders may also abstain from the vote.

After careful consideration, the Board determined that providing a Say-on-Pay Vote every year is the most appropriate alternative for the Company at this time. In formulating its recommendation, the Board determined that an annual advisory vote on named executive officer compensation will allow stockholders to provide their direct input on our compensation philosophy, policies and practices as disclosed in future proxy statements on a timelier and more consistent basis than if the vote were held less frequently. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

This “Say-on-Frequency” vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding how often they should have the opportunity to approve our executive compensation programs.

Stockholders of the Company will have the opportunity to specify one of four choices for this proposal on the proxy card: (1) one year; (2) two years; (3) three years; or (4) abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation.

Vote Required

This proposal requires the affirmative vote of the holders of a majority of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. The frequency that receives the affirmative vote of the majority of the votes cast at the Annual Meeting will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders a vote for “ONE YEAR” for the frequency of future Say-on-Pay Votes, once the Company is required to hold a Say-on-Pay Vote.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2023 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than November 30, 2022. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2023 annual meeting of stockholders is not later than the close of business on the 90th day (February 9, 2023), nor earlier than the 120th day (January 10, 2023) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later March 11, 2023. In connection with our annual meeting of stockholders in 2023, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 400 Continental Blvd., Suite 400, El Segundo, California 90245. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Secretary, 400 Continental Blvd., Suite 400, El Segundo, California 90245, or email our Investor Relations at investorrelations@beachbody.com, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 1, 2022, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. BLAKE BILSTAD, SECRETARY, THE BEACHBODY COMPANY, INC., 400 CONTINENTAL BLVD, SUITE 400, EL SEGUNDO, CALIFORNIA 90245. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

By order of the Board of Directors,

/s/ Blake Bilstad
Blake Bilstad, Secretary

March 31, 2022

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 INTERNET • Go To: www.proxypush.com/BODY • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-750-0049 • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting by May 9, 2022 5:00PM ET online at www.proxydocs.com/BODY The Beachbody Company, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 11, 2022 TIME: Tuesday, May 10, 2022 11:00 AM, Pacific Time PLACE: To be held virtually — please visit www.proxydocs.com/BODY for additional information on virtual meeting registration. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Blake Bilstad (the “Named Proxy”), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of capital stock of The Beachbody Company, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

The Beachbody Company, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL 1. Election of seven nominees named in the proxy statement to serve on the Board of Directors. 1.1 Carl Daikeler #P2# 1.2 Mary Conlin #P3# 1.3 Kristin Frank #P4# 1.4 Michael Heller #P5# 1.5 Kevin Mayer #P6# 1.6 John Salter #P7# 1.7 Ben Van de Bunt #P8# 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2022. #P9# 3. Advisory vote on the frequency of future advisory votes on executive compensation. #P10# 4. To transact any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders. YOUR VOTE BOARD OF DIRECTORS RECOMMENDS FOR WITHHOLD FOR FOR FOR FOR FOR FOR FOR FOR AGAINST ABSTAIN FOR 1YR 2YR 3YR ABSTAIN 1 YEAR You must register to attend the meeting by May 9, 2022 5:00PM ET online at www.proxydocs.com/BODY Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date